Exhibit 10.2

MANAGEMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of the 1st day of January, 2018, by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), CERES TACTICAL SYSTEMATIC L.P., a New York limited partnership (the “Partnership”) and FORT, L.P., a Delaware limited partnership (the “Advisor” or “FORT”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized to trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (which may include foreign currencies, mortgage-backed securities, money market instruments, financial instruments and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, commodity forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, and any rights pertaining thereto and securities (such as United States Treasury bills) approved by the Commodity Futures Trading Commission (the “CFTC”) for investment of customer funds, and to engage in all activities incident thereto with such trading to be conducted directly and/or through investment in CMF FORT Contrarian Master Fund LLC, a Delaware limited liability company (the “Master Fund”) of which CMF is the general partner and FORT is the advisor pursuant to a separate agreement dated on or about the date hereof (the “Master Fund Agreement”); and

WHEREAS, the Amended and Restated Limited Partnership Agreement dated as of November 22, 2017 (the “Partnership Agreement”), permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the CFTC and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole discretionary authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership and the Master Fund allocated to it from time to time by CMF and deposited in one or more accounts established by the Partnership (the “Partnership Account”) and the Master Fund (the “Master Fund Account” and together with the Partnership Account, the “Accounts”) at one or more clearing brokers for the Advisor’s trading in commodity interests, including commodity futures contracts, options on futures contracts and forward contracts, including foreign exchange forwards, foreign exchange swaps and non-deliverable foreign exchange forwards. The Advisor may also engage in swap transactions and other derivative transactions and trade other instruments on behalf of the Partnership or the Master Fund with the prior written approval of CMF and subject to its obtaining all required registrations or licenses. All such trading by the Advisor on behalf of (i) the Partnership Account shall be in accordance with the Advisor’s Global Trend Trading Program (the “Trend Program”) and (ii) the Master Fund Account shall be in accordance with the Advisor’s Global Contrarian Program (the “Contrarian Program” and, together with the Trend Program, the “Programs”), in each case as described in the Advisor’s CTA Disclosure Document, dated April 2017 (the “Disclosure Document”) and implemented by the Advisor on behalf of FORT Global Trend, L.P. and FORT Global Contrarian, L.P., respectively, a summary of which is contained in Appendix A and Appendix B hereto,, and subject to the trading policies expressly set forth in Appendix C hereto (the “Trading Policies”). CMF may change the Trading Policies upon at least 5 business days’ notice to the Advisor by providing Advisor an amended Appendix C; provided, that (i) any open positions or other investments at the time such change in the Trading Policies is effective shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading; and (ii) the Advisor may immediately terminate this Agreement if it determines, reasonably and in good faith, that a change in the Trading Policies would require the Advisor to trade for the Account in a manner that is materially different than the Program. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership or the Master Fund will be profitable or will not result in losses.

(b) CMF acknowledges that it has received and understood the contents of the Advisor’s Disclosure Document. All trades made by the Advisor for the Accounts shall be cleared through such clearing futures commission merchants as CMF shall direct (“Clearing Brokers”) and shall be executed through such commodity broker or other executing brokers listed on Appendix E hereto or in the future selected by the Advisor with the prior approval of CMF (which approval may be given via EGUS or by email), and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or the Master Fund or for the negotiation of brokerage rates charged therefor. Moreover, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions permitted under Section 1(a) of this Agreement with such swap dealers or other counterparties as it may choose for execution with instructions to give-up the trades to the broker designated by CMF provided that the swap dealer or counterparty and any give-up or other fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership or the Master Fund after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy). The Clearing Brokers shall at all times have custody of the assets in the Account, and the Advisor shall not be responsible for the management of any cash or reserve assets held in the Account.

(c) CMF agrees that on or about the date the Accounts are available for trading (i) approximately $25 million of cash shall be deposited in the Partnership Account and (ii) approximately $25 million of cash shall be deposited in the Master Fund Account (each such amount subject to further adjustment) (such amounts, as increased or decreased by gains, losses, additional capital contributions and withdrawals, the “Actual Funds”). The Partnership and the

Advisor agree that the Advisor shall trade each Account as though 1.25 times the Actual Funds had been deposited in each Account (the “Trading Level”). For example, if $40 million in Actual Funds is deposited in the Partnership Account, the Advisor shall implement the Trend Program for the Partnership Account as though $50 million in Actual Funds had been deposited in the Partnership Account. For the avoidance of doubt, the actual amount of leverage applied to the assets of the Accounts may substantially exceed 1.25 times Actual Funds, as the Programs themselves – as implemented on a fully funded basis – are highly leveraged. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Programs in connection with its trading for the Partnership or Master Fund, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five days’ prior written notice to CMF of any change in a Program which the Advisor, in its sole discretion, deems material (it being acknowledged by CMF, the Partnership and the Master Fund that the Programs are updated and modified by the Advisor from time to time as a matter of course, as described in the Disclosure Document, and not all updates and modifications constitute material changes to the Programs). If the Advisor deems such change in a Program to be material, the material change in system or methodology or markets traded will not be implemented for the Partnership or the Master Fund, as applicable, without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to a Program that would cause the description of such Program in Appendix A or Appendix B, as applicable, to be materially inaccurate. The Advisor has provided the Partnership and the Master Fund with a current list of all commodity interests that may be traded for the Accounts in Appendix D and the Advisor will not trade any additional commodity interests for the Accounts without providing an amended Appendix D to CMF and receiving CMF’s written approval. In the event that CMF does not consent to a material change to a Program or additional commodity interests that may be traded for either of the Accounts, the Advisor may terminate this Agreement or cease trading for the relevant Account immediately if it determines, reasonably and in good faith, that CMF’s lack of consent would require the Advisor to trade for such Account in a manner that is materially different than the related Program. For the avoidance of doubt, the fact that the Advisor does not cause the Accounts to hold one or more commodity interests from time to time shall not constitute a material change in the Programs. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the dollar value of the assets under the Advisor’s management. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d) The Advisor agrees to provide to the Partnership: (i) the Disclosure Document, and any material amendments or updates thereto promptly after such amendment or update is made; (ii) the Advisor’s performance and related disclosures and statistics with respect to the Programs; (iii) the name and general description of the Programs; and (iv) such other information relating to the Advisor as the Partnership and its designees may reasonably request to comply with applicable laws, rules and regulations, including without limitation CFTC Rule 4.21, and in connection with any due diligence or other investigation that may be conducted at any time and from time to time (collectively, the “Advisor Information”). Notwithstanding

Sections 1(e) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless such disclosure is required by federal or state law or NFA rule or order. The Partnership may use Advisor Information in a disclosure document or investor or prospective investor reports or similar material (collectively, “Investor Materials”); provided that the Advisor has previously reviewed and approved the Advisor Information for inclusion in such Investor Materials (provided, that repeated consent by the Advisor shall not be required for repeated use of the same Advisor Information previously approved by the Advisor so long as such repeated use is materially consistent with the context and content of what the Advisor previously approved and the content of such Advisor Information has not been changed or altered by CMF or the Partnership). If the Advisor becomes aware that any Advisor Information that the Advisor has approved for use in the Investor Materials contains an untrue statement of a material fact or, when read in the aggregate, omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the Advisor shall inform CMF as soon as reasonably practicable and shall cooperate with CMF in connection with the Partnership’s preparation of any necessary amendments or supplements to the Memorandum (as defined in Section 7(a)(i) below) or other offering materials with respect to such Advisor Information. For the avoidance of doubt, none of the Advisor, its affiliates, and its or their respective principals, managers, members, partners, directors, officers, shareholders or employees (collectively, the “Advisor Parties”) is responsible for the content of the Investor Materials (other than the accuracy of the Advisor Information approved for use by the Advisor), nor is any Advisor Party responsible for any marketing, solicitation, or sale activities relating to the Partnership.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion; provided, that the Advisor shall have sole discretionary authority over the assets of the Accounts. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the last day of a calendar month. Notwithstanding the foregoing, the Advisor understands that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s or Master Fund’s assets, meet margin calls on the Partnership’s or Master Fund’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. The Advisor shall use commercially reasonable efforts to promptly comply with such requests in accordance with the CMF Trading Policies, and the Advisor shall not be responsible or liable for any adverse consequences to the Accounts, the Partnership or the Master Fund resulting from the Advisor complying with such request (provided that the Advisor does not act in bad faith in doing so). CMF agrees that the Advisor shall not be in breach of the CMF Trading Policies as a result of liquidations if specifically authorized by CMF to make liquidations which are not in accordance with the CMF Trading Policies. CMF will use its best efforts to give at least two business days’ prior notice to the Advisor of any such reallocations or liquidations.

(g) The Advisor shall use commercially reasonable efforts to identify and promptly correct any errors with respect to the Accounts’ trading activities, including any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership and the Master Fund. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any Material Advisor Errors (as defined below) and any failures, errors or omissions by any broker (“Broker Errors”) used by the Advisor on behalf of the Accounts that, either individually or collectively, have an adverse effect on the Accounts. In the event of a Broker Error, the Advisor agrees to use commercially reasonable efforts to pursue an appropriate financial remedy on CMF’s, the Partnership’s and the Master Fund’s behalf with the relevant broker; provided, that CMF or the Partnership shall pay or reimburse the Advisor for any material out-of-pocket costs and expenses incurred by Advisor in doing so; and, provided further, that Advisor obtain CMF’s written consent prior to incurring a single cost or expense of $2,000 or more. Notwithstanding anything in this Agreement to the contrary, CMF accepts that the Advisor is not responsible and shall not be liable for any loss, liability or expense resulting from trade errors committed by the Advisor (including any technological or machine errors associated with implementing the Programs) other than Material Advisor Errors. “Material Advisor Errors” are solely those errors committed or caused by Advisor in transmitting orders for the purchase or sale of commodity interests for the Accounts that (i) result in a loss greater than 0.03% of 1.25 times the Actual Funds as of the date such error occurred and (ii) are due to either (1) manual intervention by a human employee of Advisor or (2) malfunctions in Advisor’s trade management system for which no remedial action is taken by Advisor promptly upon becoming aware of such malfunction.

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership. For the avoidance of doubt, other than its responsibility for directing the trading and investment activities of the Account pursuant to the terms of this Agreement, the Advisor is not responsible for and shall not participate in the operations, management and administration of the Partnership (including, but not limited to, any marketing or solicitation activities).

3. COMPENSATION.

(a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership and the Master Fund under this Agreement, (X) the Partnership shall pay the Advisor (i) a monthly fee for professional management services equal to 1/12 of 0.75% (0.75% per year) of the month-end Net Assets of the Partnership Account commencing with the month in which the Partnership begins to receive trading advice from the Advisor pursuant to this Agreement (the “Partnership Management Fee”), and (Y) the Partnership shall pay, (i) an incentive fee calculated and paid as of the end of each calendar year equal to 20% of

New Trading Profits (as such term is defined below) earned by the Advisor for the Master Fund Account (the “Incentive Fee”) and (ii) a monthly fee for professional management services equal to 1/12 of 1.15% (1.15% per year) of the month-end Net Assets of the Master Fund Account commencing with the month in which the Partnership begins to receive trading advice with respect to the Master Fund Account from the Advisor pursuant to the Master Fund Agreement (the “Master Fund Management Fee” and, together with the Partnership Management Fee, the “Management Fees”).

(b) “Net Assets” shall have the meaning set forth in Section 7(d)(1) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership Account on any date, no adjustment shall be made to reflect any distributions, redemptions, administrative fees or incentive fees accrued or payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor for the Master Fund Account at the end of each calendar year over Net Assets managed by the Advisor for the Master Fund Account at the end of the highest previous calendar year (after reduction for the Incentive Fee then due) or Net Assets allocated to the Advisor for the Master Fund Account at the date trading commences by the Advisor for the Master Fund Account, whichever is higher, and as further adjusted to eliminate the effect on Net Assets in the Master Fund Account resulting from redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Master Fund Account’s assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses of the Partnership shall be attributed to the Master Fund Account based on the proportionate share of the Partnership’s Net Assets allocated to the Master Fund Account. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership and/or the Master Fund). The initial Incentive Fee shall be paid to the Advisor as of the end of the calendar year in which Advisor commenced trading for the Master Fund Account, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Master Fund Account through the end of such calendar year. Interest income earned, if any, will not be taken into account in computing the Net Assets managed by the Advisor for the Master Fund Account and the New Trading Profits earned by the Advisor. If Net Assets allocated to the Advisor with respect to the Master Fund Account are reduced due to redemptions, distributions or reallocations (net of additions effective as of the same date), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d) Annual Incentive Fees and monthly Management Fees shall be paid by the Partnership within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a fiscal year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current year and the monthly Management Fees shall be prorated to the effective date of termination. If, during any month, the Partnership and/or the Master Fund does not conduct business operations (as the case may be) or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee(s) shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s and/or the Master Fund’s business operations (as the case may be) or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) In the event of any dispute over the amounts so due, the Partnership shall promptly pay (for itself and/or as agent for the Master Fund) the full amount not reasonably considered the subject of dispute, and the remainder as soon as practicable after the dispute is resolved. Upon request of the Advisor, CMF shall provide such books and records of the Partnership as are reasonable necessary to support the calculation of Management Fees and Incentive Fees.

(f) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) Except as otherwise provided herein, the services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor Parties may render advisory, consulting and management services to other clients and accounts. The Advisor Parties shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same or different information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of commodity trading advice to other accounts will not have a material adverse effect on the Advisor’s ability to render services to the Accounts as contemplated by this Agreement.

(b) The Advisor has adopted an allocation policy that is reasonably designed to achieve a fair and equitable allocation of positions among the accounts managed or controlled by the Advisor over time (it being acknowledged that exact equality of treatment cannot be ensured in each and every instance), taking into account relevant differences among such accounts. Upon written request, CMF may request a copy of the Advisor’s procedures regarding the equitable treatment of trades across accounts. Such procedures shall be provided in writing to CMF within 30 days of such request by CMF. Except as otherwise set forth herein, the Advisor and its principals and affiliates agree to treat the Partnership in a fiduciary capacity to the extent recognized by applicable law.

(c) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s or Master Fund’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s or Master Fund’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Accounts in such manner as to affect the Partnership or Master Fund substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use methods for the Partnership and the Master Fund in implementing the Programs that are inferior to methods employed for any other client or account traded pursuant to the Programs and that it will not knowingly or deliberately favor any client or account managed by it, on an overall basis, over any other client or account in any manner, it being acknowledged, however, that, among other factors, different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters (including the CMF Trading Policies), accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers, accounts subject to different fee terms and accounting mechanics and accounts with other differences may cause divergent trading results between the Accounts and the Advisor’s other accounts, and such differences do not constitute knowingly and deliberately favoring one account over another.

(d) CMF and the Partnership each acknowledge and agree that the Advisor Parties presently act, and may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(e) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Accounts as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested in writing (including via email) by CMF, subject to the Advisor’s confidentiality obligations to the Advisor’s other accounts and provided that the Advisor shall not be required to disclose any client identities, client records, or other information that would violate any applicable legal or contractual restrictions applicable to the Advisor or any intellectual property or proprietary information. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Accounts given the potential size of the Accounts and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5. TERM. (a) This Agreement shall continue in effect until December 31, 2018 (the “Initial Termination Date”) unless otherwise terminated as set forth in this Section. If this Agreement is not terminated on or before the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per unit of any class of the Partnership shall decline as of the close of business on any day to $400.00 or less; (ii) the Net Assets of the Partnership Account (excluding the effect of redemptions, distributions, withdrawals or reallocations, if any) decline by 40% or more as of the end of a trading day from such Net Assets’ previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement in any material respect; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies as set forth in the Partnership Agreement as it may be changed from time to time; (viii) the Advisor merges, consolidates with another entity not affiliated with the Advisor, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) either Yves Balcer or Sanjiv Kumar dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor; (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. The occurrence of any event in Section 5(a)(i) through 5(a)(xi) hereof shall not automatically result in the termination of the Master Fund Agreement (although such event may also permit and result in the immediate termination of the Master Fund Agreement pursuant to its terms). This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF (i) in the event that the trading policies as set forth in the Partnership Agreement are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) at any time after the Initial Termination Date; or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement. Notwithstanding the foregoing, the Advisor may immediately terminate this Agreement at any time if (y) CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended; or (z) in accordance with Sections 1(a) and (c) of this Agreement.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

(d) Except as otherwise provided in this Agreement, the termination of this Agreement shall not affect the settlement of any transactions made in good faith and pending at the date of termination.

(e) In the event of any termination of this Agreement, the Advisor shall cease to perform any and all of its duties and obligations under this Agreement, subject to Sections 3 and 6 of this Agreement, which shall survive the termination of this Agreement (including, but not limited to, the Partnership’s compensation obligations in respect of the Master Fund Account to the extent the Master Fund Agreement has not been terminated).

6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor or another Advisor Party was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s and Master Fund’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor and each Advisor Party against any loss, liability, damage, fine, penalty obligation, cost, expense (including, without limitation, reasonable attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding (collectively, “Losses”) if the Advisor or such Advisor Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership or the Master Fund, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership or the Master Fund as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor or such other Advisor Party is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor or such Advisor Party did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (i) above, to the extent that the Advisor or such other Advisor Party has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor or such other Advisor Party against the Losses incurred by it in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor or such other Advisor Party is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s, Master Fund’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor or such other Advisor Party against any Losses, incurred in connection therewith.

(v) As used in this Section 6(a), the term “CMF” shall include the Partnership.

(b)(i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any Losses reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (1) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (2) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, members or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any Losses incurred in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by the Advisor only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by the Advisor in a timely manner, subject to CMF’s approval, which approval shall not be unreasonably withheld. CMF will be deemed to have approved the Advisor’s selection unless CMF notifies the Advisor in writing, received by the Advisor within five days of CMF’s telecopying to CMF of the notice of the Advisor’s selection, that CMF does not approve the selection.

(c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e) The provisions of this Section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the descriptions of the Programs contained in Appendix A and Appendix B, are accurate in all material respects and such information does not contain any untrue statement of a material fact or, when read collectively (including but not limited to the Advisor’s Disclosure Document), omit to state a material fact which is necessary to make the statements and information not misleading. All references to the Advisor and its principals, if any, in the Partnership’s Private Placement Offering Memorandum and Disclosure Document, as supplemented (the “Memorandum”) will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership and/or limited partner units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.

(ii) The performance record provided by the Advisor with respect to the Trend Program and the Contrarian Program reflects the performance of FORT Global Trend (Cayman) LP and FORT Global Contrarian (Cayman) LP, respectively (each, a “Reference Fund”), during the periods covered by such performance tables, and such performance data has been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, and the Trend Program and Contrarian Program traded by the Adviser for the Reference Funds are, in all material respects, the programs that the Adviser will trade for the Partnership Account and the Master Fund Account, respectively.

(iii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and the Master Fund and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement, including, without limitation, registration as a commodity trading advisor with the CFTC and membership in NFA.

(iii) The Advisor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to provide the services required of it hereunder.

(iv) The Advisor will not, by acting as a commodity trading advisor to the Partnership or Master Fund, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(v) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vi) At any time during the term of this Agreement that Investor Materials are required to be delivered in connection with the offer and sale of Partnership interests, the Advisor agrees upon the request of CMF to promptly provide the Advisor Information.

(b) CMF represents and warrants for itself and the Partnership that:

(i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv) CMF will not, by acting as general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v) CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vi) The Partnership is a “qualified eligible person” as defined in Rule 4.7 under the Commodity Exchange Act and consents to the Advisor treating it as an exempt account under Rule 4.7(c).

(vii) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(viii) CMF and the Partnership have received the Disclosure Document and are aware of all the risks and conflicts of interest associated with the Program as described therein.

(ix) The Advisor has not made any representation regarding the profitability of the Account or its ability to avoid losses.

(x) The assets of the Partnership are not and will not be during the term of this Agreement, “plan assets” for purposes of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). It will provide the Advisor with advance notice if it will breach this representation.

(xi) There are no material suits, actions or proceedings pending or threatened involving it, its affiliates or the Partnership, by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, or instrumentality, or any other governmental, regulatory or self-regulatory authority or any exchange.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Accounts, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will (A) promptly notify CMF if the Advisor or any Advisor Party has been named in any suit, action or proceeding or any governmental or regulatory investigation regarding the provision of advisory, consulting or management services to CMF or other clients or accounts of Advisor or any Advisor Party and (B) provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any investigation or audit of the Advisor’s or any Advisor Party’s business activities; in each case excluding routine regulatory audits, general information requests, industry “sweeps” or comparable proceedings and provided that the Advisor is not prohibited from doing so by applicable law, confidentiality obligation or at the request of the relevant regulator.

(iii) In the placement of orders for the Accounts and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor (it being acknowledged that exact equality of treatment may not be possible in each and every instance). The Advisor acknowledges its obligation to review the positions, prices and equity in the Accounts daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s and the Master Fund’s brokers of (A) any Material Advisor Error; (B) failures or errors by any executing brokers that, either individually or collectively, have an adverse effect on the Accounts; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the Accounts’ daily and monthly broker statements.

(iv) The Advisor will use its commercially reasonable efforts to close out all futures positions prior to any applicable delivery period, and will use its commercially reasonable efforts to avoid causing the Partnership or Master Fund to take delivery of any commodity.

(v) The Advisor will maintain a net worth of not less than $100,000 during the term of this Agreement.

(vi) The Advisor will provide thirty (30) days prior written notice to CMF of any contemplated consolidation or merger with any affiliated entity.

(vii) For so long as the Advisor acts as advisor to the Partnership pursuant to this Agreement, the Management Fee and Incentive Fee rates to be charged to the Partnership (as a percentage) shall be equal to the lowest rates charged to any other account managed or advised by the Advisor pursuant to the same or substantially similar trading strategy (each, an “Other Account”) so long as the Partnership’s Trading Level equals or exceeds such Other Account’s “Total Funding” (as defined below). An Other Account’s “Total Funding” means the sum of actual funds, notional funds and committed capital not yet invested during permitted ramp-up periods (including investments and commitments by affiliates and related parties). If the rate of only one of the Management Fee or Incentive Fee applicable to an Other Account is lower than the Partnership’s, the Partnership may elect to have both the Management Fee rate and the Incentive Fee rate applicable to the Other Account apply to the Partnership (and not just the one fee with the lower rate). For purposes of this provision, an Other Account excludes the proprietary accounts of the Advisor, its affiliates and their respective principals, current and former employees, their family members, and any estate planning vehicles set up for, or any investment vehicle of which at least 80% of the equity or beneficial ownership is owned by, any combination of the foregoing.

(viii) The Advisor agrees to otherwise provide reasonable cooperation to the Partnership and CMF in providing information regarding the Advisor in connection with the preparation of the Memorandum and other offering materials, including any amendments or supplements thereto, as part of making application for registration of the units under the securities or blue sky laws of any jurisdictions, including foreign jurisdictions, as CMF may reasonably request; provided that the Advisor’s obligation to disclose information shall be limited by the need, in the reasonable discretion of the Advisor, to preserve the secrecy of proprietary information and intellectual property concerning its clients, systems methods and strategies. (As used herein, unless otherwise provided, the term “principal” shall have the meaning as defined in Rule 4.10(e) of the CFTC’s regulations and the term “affiliate” shall mean an individual or entity that directly or indirectly controls, is controlled by, or is under common control with, such party.) Neither the Advisor nor any Advisor Party shall distribute the Memorandum or selling literature or shall engage in any selling activities whatsoever in connection with the continuing offering of any units.

(viii) The Advisor shall promptly notify the CMF if the open positions maintained by the Advisor exceed the Advisor’s applicable speculative position limits.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that may be senior foreign political figures1, in accordance with applicable requirements and regulatory guidance, and to conduct enhanced scrutiny on such clients where required under applicable law. In addition, CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks2 in compliance with Sections 313 & 319 of the USA PATRIOT Act.

[1]	A “senior foreign political figure” is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. For purposes of this definition, a “senior official” or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources. An “immediate family member” of a senior foreign political figure means spouses, parents, siblings, children and a spouse’s parents and siblings. A “close associate” of a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.
[2]	The term shell bank means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority. In addition, a shell bank generally does not employ individuals or maintain operating records.

9. TRACK RECORD. The track record and other performance information of the Partnership shall be the property of the CMF and not the Advisor; provided, that the Advisor shall be entitled to use such track record on a “no names” basis (unless otherwise required by applicable law) and retain all related back-up data related thereto.

10. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought. For the avoidance of doubt, although this Agreement is designed to operate in parallel with the Member Agreements, a breach of this Agreement shall not, by itself, constitute a breach of a Member Agreement (although the conduct underlying a breach of this Agreement may independently constitute a breach of a Member Agreement pursuant to its terms).

11. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

12. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

13. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue

New York, New York 10036

Attention: Patrick T. Egan

email: patrick.egan@morganstanley.com

If to the Advisor:

FORT, L.P.

2 Wisconsin Circle, Suite 850

Chevy Chase, Maryland 20815

Attention: Devan Musser (General Counsel/CCO)

email: legal@fortlp.com

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

16. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, other than persons not parties to this Agreement that have rights under Section 6 hereof.

17. CONFIDENTIALITY. The Advisor, CMF and the Partnership each acknowledge and agree that during the course of their association with one another, each party may receive and have access to certain information, data, notes, analyses, records, and materials of the other party, including, without limitation, information concerning the other party’s business affairs, CMF and the Partnership’s management arrangement with the Advisor and investment strategies, and all information regarding the Advisor, CMF and the Partnership (collectively, the “Confidential Information”). The term “Confidential Information” does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives in violation hereof, (ii) was or becomes available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or its representatives or agents to the receiving party or its representatives, (iii) becomes available to the receiving party or its representatives on a non-confidential basis from a source other than the disclosing party or its representatives or agents, provided that such source is not known to the receiving party to be bound by a confidentiality agreement with the disclosing party or its representatives or agents or otherwise prohibited from transmitting the information to the receiving party or its representatives by a contractual, legal or fiduciary obligation, or (iv) is independently developed by the receiving party or on its behalf, provided that such development was by the receiving party or on the receiving party’s behalf without the use of, or any reference to, the Confidential Information. None of the parties shall disclose to third parties or use any other party’s Confidential Information without such other party’s prior written consent, except as otherwise contemplated herein or as required by applicable law, a court of competent jurisdiction or any regulatory or self-regulatory organization, or as necessary to carry out its duties pursuant to this Agreement.

18 [RESERVED].

19. WAIVER OF BREACH. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or of a breach by any other party. The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

20. COUNTERPART ORIGINALS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.

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IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

CERES TACTICAL SYSTEMATIC L.P.

By:	Ceres Managed Futures LLC (General Partner)

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

FORT, L.P.

By	/s/ Drew Keller
Name: Drew Keller
Title: Deputy COO

APPENDIX A

FORT’s Global Trend Trading Program is a systematic, technical trend-following futures trading strategy that attempts to capture large moves in futures contracts identified by the particular strategy. Global Trend generally takes a momentum-based approach, which buys when prices rise and sells when prices decline. Global Trend does not attempt to forecast trends, but rather, attempts to capitalize on existing trends identified by the trading program. A certain amount of time must elapse for this strategy to infer and confirm a trend, as well as determine that a trend has ceased. Therefore, Global Trend generally enters and exits a trend late. Trend-following strategies have the potential to perform well during long-term, high-volatility markets or during periods of market stress; however, they may experience flat or negative performance during periods in which no major prices trends develop or when markets exhibit short-term volatility.

Total risk is measured primarily by using the margin-to-equity ratio, which is targeted not to exceed 9%. The margin-to-equity ratio is monitored systematically as well as by FORT’s Key Persons.

SYSTEM DESIGN

Global Trend uses the same system design for all markets. For each market, over 80 rules are analyzed. These elementary rules use 1 to 3 parameters. FORT believes that simple statistical models provide more stable, robust parameters; however, FORT’s research team continually explores new system designs, which may incorporate more parameters. The characteristics of the rules resemble, among others, breakouts (bands or point-and-figure), averages (simple or exponential), trend-line regressions, Dow Theory and Market Profile type frequency distributions. It attempts to capture large moves in in various markets, including currencies, interest rates, equity indices, bonds, energy and metals in a broad spectrum of worldwide financial futures markets in order to gain exposure to the performance of the underlying assets. Although the trading system design is identical across markets, the final parameters and rule choices are different for each market, and are based on the Bayesian learning technique summarized below.

Global Trend’s trading decisions are rule-based and computerized and are based solely on an analysis of market prices, volume and volatility, not factors external to the trading markets that affect supply and demand. Technical analysis operates on the theory that market prices at any given point in time reflect all known factors affecting supply and demand of a particular financial instrument, currency or commodity.

ESTIMATION METHODOLOGY

Rather than estimating single point values, such as in maximum likelihood techniques, Global Trend uses estimates from a range of values. Global Trend uses Bayesian learning techniques to systematically adjust model parameters, markets, and sectors. FORT considers this approach similar to a fund of funds allocator that invests capital across a number of different managers

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rather than investing all of its capital with a single manager. The learning process favors both winners and losers for allocations. For example, models that underperform recently but perform well over the long-term are candidates for allocation. However, FORT generally limits allocation to recently underperforming models to 20% of the Global Trend portfolio’s overall risk profile.

RECALIBRATION

Global Trend is adaptive by nature. On a daily basis, new price information is entered into the system and included in the calibration for the next day’s trading signals. Markets evolve and Global Contrarian’s estimated values reflect this new information. Although failure to re-estimate system values by not incorporating new information can lead to a deterioration of the system’s performance, a single day’s information is expected to change the estimated values only marginally..

See the Disclosure Document for a more detailed description of the Global Trend Program, which is incorporated by reference herein.

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APPENDIX B

FORT’s Global Contrarian Trading Program is a systematic, technical, trend-anticipating futures trading strategy that attempts to profit from emerging trends by identifying price behaviors that signal possible turning points. Rather than attempting to identify existing trends, Global Contrarian attempts to anticipate trends before they occur. Trading decisions are based primarily on an analysis of market prices, volume and volatility; factors external to the trading markets are incorporated only in rare cases. Global Contrarian generally operates on the theory that market prices reflect all known factors affecting supply and demand of a particular financial instrument.

Global Contrarian is designed to incorporate concepts akin to “channels,” which FORT defines using systematic, mathematical tools. Global Contrarian estimates a large number of channels and identifies a confluence of channels to find resistance and support points. FORT believes that this style is markedly different from most trend-following strategies, which are generally late to enter and exit a trend. In contrast, Global Contrarian is designed to enter and exit a trend early. Global Contrarian generally seeks to anticipate and capitalize on short to intermediate-term trends. Because Global Contrarian seeks to anticipate trends in market prices, it has the potential to perform well even in what standard trend-following systems perceive as directionless periods.

Global Contrarian takes positions while a market is moving against one of its signals. As a result, its performance can be much more volatile than traditional trend-following models, but the potential for diversification is much greater. In an attempt to reduce the volatility of returns, the allocation of Global Contrarian’s capital is geographically diversified across Asia, Europe, Australia and North America. This diversification also provides Global Contrarian with opportunities to seek profits in a variety of market environments.

Total risk is measured primarily by using the margin-to-equity ratio, which is targeted not to exceed 14% for a fully funded account. The margin-to-equity ratio is monitored systematically as well as by FORT’s Key Persons.

SYSTEM DESIGN

Global Contrarian uses the same system design for all markets. However, two different configurations are used to estimate the parameters of the system. In one configuration, the estimated parameters are identical across all markets, while in the other configuration the estimated parameters may be different for each market.

As of the date of this Disclosure Document, Global Contrarian trades futures contracts on currencies, interest rates, bonds, equity indices, energy products and metals; however, the foregoing list of contract types may change from time to time and additional financial instruments such as forward contracts on currencies and options on futures contracts may be added in FORT’s discretion.

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ESTIMATION METHODOLOGY

Rather than estimating single point values, such as in maximum likelihood techniques, Global Contrarian uses estimates from a range of values. Global Contrarian uses Bayesian learning techniques to systematically adjust model parameters, markets, and sectors. FORT considers this approach similar to a fund of funds allocator that invests capital across a number of different managers rather than investing all of its capital with a single manager. The learning process favors both winners and losers for allocations. For example, models that underperform recently but perform well over the long-term are candidates for allocation. However, FORT generally limits allocation to recently underperforming models to 20% of the Global Contrarian portfolio’s overall risk profile.

RECALIBRATION

Global Contrarian is adaptive by nature. On a daily basis, new price information is entered into the system and included in the calibration for the next day’s trading signals. Markets evolve and Global Contrarian’s estimated values reflect this new information. Although failure to re-estimate system values by not incorporating new information can lead to a deterioration of the system’s performance, a single day’s information is expected to change the estimated values only marginally.

See the Disclosure Document for a more detailed description of the Global Contrarian Program, which is incorporated by reference herein.

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APPENDIX C

Trading Policies

The General Partner requires each advisor retained by the Partnership to follow the trading policies set forth below solely with respect to Partnership assets allocated to such advisor by the Partnership.

1. The Partnership will invest its assets only in commodity interests that such advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions. Sufficient volume, in this context, refers to a level of liquidity that the advisor believes will permit it to enter and exit trades without noticeably moving the market.

2. An advisor will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership’s net assets allocated to that advisor. To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts, (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3. The Partnership may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.

4. The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5. The Partnership will not utilize borrowings except short-term borrowings if the Partnership takes delivery of any cash commodities. Neither the deposit of margin with the commodity broker or swap dealer nor obtaining and drawing on a line of credit with respect to forward contracts or swaps shall constitute borrowing.

6. From time to time, trading strategies such as spreads or straddles may be employed on behalf of the Partnership. “Spreads” or “straddles” include the simultaneous holding of contracts on the same commodity but with different delivery dates or markets. The trader of these contracts expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7. The Partnership will not permit the churning of its brokerage accounts. The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

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APPENDIX D

Fort Contracts Traded

Currencies	Fixed Income	Stock Indices	Commodities
Euro Yen Pound Swiss Franc Aussie Dollar Canadian Dollar Mexican Peso (including the foregoing currencies as pairs)

Bonds

German Schatz

German Bobl

German Bund

US 2 Year

US 5 Year

US 10 Year

US 30 Year

Japanese Gov’t Bond

UK Gilt

Canadian 10 Year

Australian 3 Year
Australian 10 Year

Euro-BTP

Euro-OAT

Short-term Interest Rates

Euribor

Eurodollar

UK Short Sterling

Australian BankBill

EuroSwiss

Canadian Bankers Acceptance

Nasdaq

S&P 500

DJIA

Mid Cap

Russell 2000

TSX 60

CAC

Euro Stoxx 50

DAX

FTSE

FTSE MIB

IBEX 35

Nikkei

Topix

MSCI Taiwan

Hang Seng

Hang Seng China Enterprises

FTSE China A50

SGX Nifty 50

ASX 200

MSCI EAFE

MSCI Emerging Market

Metals Gold Silver Copper Energy Oil Heating Oil Gasoline Natural Gas Brent Gas Oil

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APPENDIX E

FORT Executing Brokers

Credit Suisse

Goldman Sachs

Deutsche Bank

Morgan Stanley

Societe Generale

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